Exhibit 5.1


                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017

                                  212-450-4000



                                                    January 30, 2003


H. J. Heinz Finance Company
600 Grant Street
Pittsburgh, Pennsylvania, 15219

Ladies and Gentlemen:

     We have acted as special counsel to H. J. Heinz Finance Company, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 6.625% notes due July 15, 2011, its 6.00% notes due March 15, 2012 and its 6.75% notes due March 15, 2032 (the "New Notes") for any and all of its outstanding 6.625% notes due July 15, 2011, its outstanding 6.00% notes due March 15, 2012 and its outstanding 6.75% notes due Marcy 15, 2032 (the"Old Notes"). The New Notes will be subject to a Registration Statement on Form S-4 (File No. 333-85064) (the "Registration Statement"). The New Notes are to be guaranteed (the "Guarantees") by H.J. Heinz Company (the "Guarantor"). The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture dated as of July 6, 2001 among the Company, the Guarantor and Bank One, National Association, as trustee (the "Trustee") (as may be supplemented or amended from time to time, the "Indenture").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the New Notes have been duly authorized by the Company, and that the New Notes and the

H. J. Heinz Finance Company               2                     January 30, 2003


Guarantees, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture, will be valid and binding obligations of the Company and the Guarantor, respectively, enforceable in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (iii) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

     We hereby confirm that the discussion set forth under the caption "Taxation" in each prospectus that is part of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on January 30, 2003 constitutes our opinion as the matters set forth therein.

     We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     In giving the foregoing opinion, we have as to all matters governed by the laws of the Commonwealth of Pennsylvania, relied on the opinion of Theodore N. Bobby, Vice President - Legal Affairs of the Guarantor, a copy of which has been delivered to you today, and our opinion is subject in all respects to the assumptions, qualifications and exceptions contained in such opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us and the use of the name of our firm under the captions "Taxation" and "Validity of the New Notes" in each prospectus contained in such Registration Statement.

     This opinion is rendered in connection with the above matter. Bank One Trust Company, N.A., as Exchange Agent for the Exchange Offer, may rely upon this opinion.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell
                                            -------------------------